QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-3
Registration Statement
Under the Securities Act of 1933

DATALINK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Minnesota	7373	41-0856543
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8170 Upland Circle
Chanhassen, Minnesota 55317
(952) 944-3462
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant'sPrincipal Executive Offices)

Greg R. Meland
President and Chief Executive Officer
Datalink Corporation
8170 Upland Circle
Chanhassen, Minnesota 55317
(952) 944-3462
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
(612) 672-3600
Fax (612) 672-3777

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.001 per share	1,380,000 shares(2)	$3.835	$5,292,300	$487.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices per share of the Registrant's Common Stock on July 17, 2002 as reported on the Nasdaq National Market.
(2)
Includes 200,000 shares issuable upon exercise of warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion. Dated July 22, 2002.

PROSPECTUS
1,380,000 Shares

DATALINK CORPORATION

Common Stock

        This prospectus relates to shares of our common stock that may be sold by the selling shareholders named in this prospectus. The selling shareholders acquired these shares from us in a private placement completed on May 22, 2002. We will not receive any of the proceeds from the sale of those shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "DTLK." On July 19, 2002, the last sale price for the common stock, as reported on the Nasdaq National Market, was $4.17 per share.

        See "Risk Factors" beginning on page 2 for factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission (the "SEC" or the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

BUSINESS

        We are the nation's leading independent information storage architect. We partner with customers to analyze, design, implement, and support information storage infrastructures that store, protect, and provide continuous access to information. Our areas of expertise include:

  •
  Storage Continuance—We help our customers to have 24 hours a day, 7 days a week access to information.

  •
  Storage Protection—Storage protection architectures provide cost-effective backup and restore solutions for safeguarding information.

  •
  Storage Optimization—We help our customers to maximize utilization of storage technologies and the resources that manage those technologies.

        Our highly skilled technical services and product management staff tests and compares data storage technologies available from the leading manufacturers and software developers. Once a product is approved for our solution sets, our engineers then have the flexibility to choose from the best of these storage technologies and products to solve our customers' growing data storage needs. In addition, we maintain a sales and support staff that ensures the continued success of our data storage solutions for each customer. We believe these value-added services and our adherence to the highest quality standards have resulted in superior levels of customer satisfaction.

        Our principal executive offices are located at 8170 Upland Circle, Chanhassen, Minnesota 55317, and our telephone number is (952) 944-3462. Our Internet site is located at http://www.datalink.com. Information contained on our Internet site is not part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock.

RISK FACTORS

        Our business faces significant risks. You should consider carefully the following risk factors before making your investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial also may impair our business operations. These risks should be read in conjunction with the other information set forth in this prospectus. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Current economic conditions adversely impact our revenues and profits.

        During 2001 and continuing to the present, we have experienced a very difficult and competitive operating environment. This uncertainty was further complicated by the world events such as the terrorist attacks on the United States in September 2001 and recent high profile public company accounting scandals. The high level of economic uncertainty has led to an overall reduction in capital spending, including spending for technology. Increasingly, we are finding it difficult to predict when, and if, we will secure orders from our customers. Some of our customers have canceled, and many of our customers have delayed, planned purchases. Others have replaced large storage solution installation projects with smaller, piecemeal projects that carry lower profit margins for us. Competition for available business has also affected our margins. We cannot predict the continuing effect of current economic conditions on our business. If our revenues and cash flows continue to be adversely affected, we may need to reduce our expenses or personnel. This could adversely affect our ability to capitalize on future technology spending by our customers at such time as economic conditions improve.

Competition could prevent us from increasing or sustaining our revenues or profitability.

        The enterprise-class information storage market is rapidly evolving and highly competitive. As technologies change rapidly, we expect that competition will increase in the future. Current economic conditions have also increased competition for available business. We compete with independent storage system suppliers to the high-end market and numerous resellers, distributors and consultants. We also compete in the storage systems market with general purpose computer suppliers. Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, they may respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products and deliver competitive products at lower end-user prices.

        Some of our current and potential competitors include our suppliers. We are not the exclusive supplier of any data storage product we offer. Instead, our suppliers market their products through other independent data storage solution providers, original equipment manufacturers and, often, through their own internal sales forces. We believe direct competition from our suppliers is likely to increase if, as expected, the data storage industry continues to consolidate. This consolidation would probably result in fewer suppliers with greater resources to devote to internal sales and marketing efforts. In addition, our suppliers have established and will probably continue to establish cooperative relationships with other suppliers and other data storage solution providers. These cooperative relationships are often intended to enable our suppliers to offer comprehensive storage solutions, which compete with those we offer. If our relationships with our suppliers become adversarial, it will be more difficult for us to stay ahead of industry developments and provide our customers with the type of service they expect from us.

        In addition, most of our customers already employ in-house technical staffs. To the extent a customer's in-house technical staff develops sophisticated storage systems expertise, the customer may be less likely to seek our services. Further, we compete with storage service providers who manage, store and backup their customers' data at off-site, networked data storage locations.

Because our employment costs in the short-term are largely fixed, any unexpected revenue shortfall could adversely affect our operating results.

        Our operating expense levels are based in significant part on our employee base, which generally is driven by longer-term revenue goals. For a variety of reasons, particularly the high cost and disruption of lay-offs and the costs of recruiting and training, our head count in the short-term is, to a large extent, fixed. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any unexpected revenue or gross margin shortfall, which could have a material adverse effect on our operating results

Our growth plans depend in part on our ability to successfully complete acquisitions.

        As part of our growth plan, we intend to continue to pursue strategic acquisitions of businesses that give us access to additional qualified technical personnel and either expand or complement our business. To date we have completed two such acquisitions. However, our last acquisition was in November 2000 and we cannot assure any further acquisitions. We have recently observed a trend towards increasing consolidation of our industry. If we do not make more suitable acquisitions, we will find it more difficult to realize our growth objectives and compete against larger companies.

        If we do make acquisitions, we will face a number of other risks and challenges, including:

  •
  the difficulty of integrating dissimilar operations or assets;

  •
  assimilation of new employees who may not initially contribute at the levels we expect from our other employees;

  •
  diversion of management time and resources;

  •
  increases in administrative costs, including amortization of purchased intangible assets;

  •
  potential loss of key employees of an acquired company; and

  •
  additional costs associated with obtaining any necessary financing.

        These factors and our limited experience in negotiating, consummating and integrating acquisitions could hamper our ability to realize our growth objectives, and could adversely affect our business, earnings, financial condition and, ultimately, our stock price. Acquisitions that use stock as payment also could result in dilution of our per share earnings, and of your voting rights. Our recent lower stock price makes it more expensive for us to use our equity securities as currency for acquisitions and may make our stock less attractive to potential acquisition candidates.

Our growth plans depend on our ability to hire and retain scarce technical personnel.

        Our future growth plans depend upon our ability to attract, retain and motivate qualified engineers with enterprise-class information storage solutions experience. If we fail to recruit and retain additional engineering personnel, we will experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price. Current economic conditions have required us to consider potential staff reductions. If a downturn in our revenues or profits ultimately leads us to reduce our engineering staff levels, we will incur delays in restaffing and training upon an economic upswing.

We derive a large percentage of our revenues from a small number of customers.

        In 2001, we derived 9% of our revenues from one customer, and our top five customers collectively accounted for 21% of our revenues. Because we intend to continue to seek out large projects, we expect that a significant percentage of our revenues will continue to come from a small number of customers, although the composition of our key customers is likely to change from year to year. If we fail to obtain a growing number of large projects each year, our revenues and profitability will likely be adversely affected. In addition, our reliance on large projects makes it more likely that our revenues and profits will fluctuate unpredictably from year to year. Current economic conditions have reduced and delayed the number of large projects available to us. Unpredictable revenue and profit fluctuations may make our stock price more volatile and lead to a decline in our stock price.

Our revenue recognition policies unpredictably defer reporting of our revenues.

        We increasingly sell complex enterprise-class information storage solutions. We do not recognize revenues from our sale of hardware and software products to our customers until we complete our required installation or configuration of these products. Installation and configuration of these solutions requires significant coordination with our customers and vendors. Therefore, even if we have shipped all products to our customers, we may be unable to control the timing of product installation and configuration. These delays prevent us from recognizing revenue on products we ship and may adversely affect our quarterly reported revenues. As a result, our stock price may decline.

Future goodwill impairment may unpredictably affect our financial results.

        Under new SEC accounting rules, we no longer amortize goodwill. Instead, we perform impairment analyses of our goodwill whenever we believe it is impaired. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses is further impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Future changes to financial accounting standards may affect our reported results of operations.

        We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. In addition, the recent high profile public accounting scandals may lead Congress to mandate new accounting reforms. A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced.

        Accounting policies affecting other aspects of our business, including rules relating to employee stock purchase plans and stock option grants, are under review. Changes to those rules or the questioning of our current accounting practices may have a material adverse effect on our reported financial results or on the way we conduct business. In addition, our preparation of financial statements in accordance with generally accepted accounting principles requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statement and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results

We rely on only a few key suppliers and would suffer materially if we could not obtain their products.

        We rely on our close relationships with our suppliers to provide access to products and new technology necessary to design and implement leading-edge enterprise-class information storage solutions for our customers. We do not have long-term supply contracts with any of our suppliers. In many instances, we rely upon only one or two suppliers for each of our key products. Our reliance on these suppliers leaves us vulnerable to an inadequate supply of required products, price increases, late deliveries and poor product quality. Disruption or termination of the supply of products from our suppliers for any reason would likely prevent or delay our shipments to our customers. Our customers expect reliable and prompt service from us. If we cannot obtain necessary components, or the components we obtain are unreliable or unexpectedly expensive, we will not meet our customers' expectations. If we cannot meet our customers' expectations, our business will suffer considerably.

We generally do not have employment agreements with our key employees.

        Our future operating results depend in significant part upon the continued contributions of our executive officers, managers, salespeople, engineers and other technical personnel, many who have substantial experience in our industry and would be difficult to replace. In general, we do not have employment, non-competition or nondisclosure agreements with our officers or employees. Accordingly, our employees may voluntarily leave us at any time and work for our competitors. Subject to the effects of current economic conditions, our growth strategy depends in part on our ability to retain our current employees and hire new employees. Any failure to retain our key employees will make it much more difficult for us to maintain our operations and attain our growth objectives and could therefore be expected to adversely affect our operating results, financial condition and stock price. We do not have employment, non-competition or non-disclosure agreements with any of our executive officers or employees, other than non-competition agreements entered into in connection with the acquisition of Direct Connect Systems, Inc. and non-competition agreements assigned to us in connection with the acquisition of certain assets of OpenSystems.com, Inc.

If we cannot effectively manage our future growth, our business may suffer.

        Our planned growth and expansion, if realized in light of current economic conditions, would place a significant strain on our administrative, operational and financial resources. This growth may also increase demands on our professional and technical services, sales, marketing and customer service and support functions. Our planned geographic expansion may exacerbate these challenges and require us to hire, train, motivate and manage new management, technical, sales and administrative employees. If we manage this planned growth poorly, we may be unable to continue to provide our customers with the high level of technical service and expertise they expect from us. This failure would harm our reputation, hamper our ability to grow and adversely affect our financial condition and stock price.

        In addition, our planned geographic expansion, if realized in light of current economic conditions, will increase our costs and make it more difficult to manage our operations. As a result, we may not achieve commercial success or maintain client service and support at historic levels. If we fail to manage our growth and generate sufficient revenues to offset the additional costs of geographical expansion, our profitability, financial condition and stock price will likely suffer.

If the data storage industry fails to develop compelling new storage technologies, our business may suffer.

        Rapid and complex technological change, frequent new product introductions and evolving industry standards increase demand for our services. Because of this, our future success depends in part on the data storage industry's ability to continue to develop leading-edge storage technology solutions. Our customers utilize our services in part because they know that newer technologies offer them significant benefits over the older technologies they are using. If the data storage industry ceases to develop compelling new storage solutions, or if a single data storage standard becomes widely accepted and implemented, it will be more difficult to sell new data storage systems to our customers.

Our long sales cycle may cause fluctuating operating results, which may adversely affect our stock price.

        Our sales cycle is typically long and unpredictable, making it difficult to plan our business. Current economic conditions have increased this uncertainty. Our long sales cycle requires us to invest resources in potential projects that may not occur. Further, new product introductions, or the announcement of proposed new products, may delay our customers' decisions to invest in storage solutions we propose. Our long and unpredictable sales cycle may cause us to experience significant fluctuations in our future annual and quarterly operating results. It can also result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures. Our business, operating results or financial condition and stock price may suffer as a result of any of these factors.

Control by our existing stockholders could discourage the potential acquisition of our business.

        Currently, our executive officers, directors and 5% or greater stockholders and their affiliates beneficially own approximately 61% of our outstanding common stock. Acting together, these insiders could elect our entire Board of Directors and control the outcome of all other matters requiring stockholder approval. This voting concentration may also have the effect of delaying or preventing a change in our management or control or otherwise discourage potential acquirers from attempting to gain control of us. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.

Our stock price is volatile.

        The market price of our common stock has fluctuated significantly since our initial public offering, and may continue to be volatile. For example, in the past year, our stock price ranged from $2.85 to $11.45 per share. We cannot assure you that our stock price will increase, or even that it will not decline significantly from the price you pay. Our stock price may be adversely affected by many factors, including:

  •
  actual or anticipated fluctuations in our operating results;

  •
  announcements of technical innovations;

  •
  new products or services offered by us, our suppliers or our competitors;

  •
  failure to meet the published expectations of securities analysts for a given quarterly period;

  •
  press releases or announcements by, or changes in market values of, comparable companies;

  •
  additions or departures of key personnel;

  •
  stock market price and volume fluctuations attributable to inconsistent trading volume levels;

  •
  changes in estimates by securities analysts of our future financial performance; and

  •
  general market conditions.

        In addition, the stock market has recently experienced significant downward price fluctuations. Over the past several years, companies in the technology sector, such as Datalink, have experienced more stock price volatility than companies in other sectors of the market and may be more vulnerable to price declines in the event of a general market decline. Further, in the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. In the future we could be the target of this type of litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which can seriously harm our business.

We may be liable for warranty claims.

        Products we offer may contain defects in hardware, software or workmanship that remain undetected or that may not become apparent until after commercial shipment. If a supplier were to fail to meet its warranty obligations to us, we might be liable to our customers. We do not maintain insurance for these expenses. We cannot assure you that our suppliers will be willing or able to honor their warranties, that we may not incur our own uninsured warranty costs or that our repair and maintenance subcontractors will perform their services in a timely and proper manner.

Our governing documents and Minnesota law may discourage the potential acquisitions of our business.

        Our Board of Directors may issue up additional shares of capital stock and establish their rights, preferences and classes, in some cases without stockholder approval. In addition, we are subject to anti-takeover provisions of Minnesota law. These provisions may deter or discourage takeover attempts and other changes in control of us not approved by our Board of Directors. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.

We do not intend to pay dividends.

        Except for S corporation dividends made to our pre-initial public offering stockholders, we have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

The felony conviction of Arthur Andersen LLP may adversely affect its ability to satisfy claims against it.

        On June 15, 2002, our former independent auditors, Arthur Andersen LLP, were convicted on federal charges of obstruction of justice arising from the government's investigation of Enron Corp. Events arising out of the conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing and other services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this prospectus.

Because Arthur Andersen LLP has not consented to be named in this prospectus, you may be unable to assert particular claims against it.

        After reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the year ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus.

GOODWILL AND INTANGIBLE ASSETS

        In June 2001, the Financial Accounting Standards Board approved the issuance Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. For all business combinations initiated after June 30, 2001, these Statements require the use of the purchase, rather than the pooling, method of accounting. Intangible assets acquired in a business combination are recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

        The Statements also provide that effective January 1, 2002, goodwill is no longer amortized. Instead, goodwill and intangible assets with indefinite lives are tested for impairment annually and whenever there is an impairment indicator. We performed an initial impairment test upon adoption of the new statement and determined that no impairment exists. The following table presents a reconciliation of net income (loss) and income (loss) per share adjusted for the exclusion of goodwill, net of tax:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Reported net income (loss)	(505)	3,635	7,372
Add: Goodwill amortization, net of tax	732	328	233

Adjusted net income (loss)	227	3,963	7,605

Reported basic income (loss) per share	(.06)	.41	1.01
Reported diluted income (loss) per share	(.05)	.40	.99
Add: Goodwill amortization, net of tax basic	.08	.04	.03
Add: Goodwill amortization, net of tax diluted	.08	.03	.03

Adjusted basic income (loss) per share	.02	.45	1.04

Adjusted diluted income (loss) per share	.03	.43	1.02

        For more information, we suggest that you read our Consolidated Financial Statements and the notes to them in our other filings with the U.S. Securities and Exchange Commission.

SELLING SHAREHOLDERS

        The following table presents the number of outstanding shares of our common stock beneficially owned by the selling shareholders as of July 19, 2002. The table also presents the maximum number of shares proposed to be sold by the selling shareholders and the number of shares they will own after the sales. The percentages are based on 10,169,826 shares outstanding on July 19, 2002.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(1)
Name	Number	Percentage of Outstanding	Shares Offered	Number	Percentage of Outstanding
Needham Aggressive Growth Fund (2)(3)	29,000	*	29,000	—	—
Needham Contrarian Fund, L.P. (2)(4)	234,000	2.3%	234,000	—	—
Needham Emerging Growth Partners (Caymans), L.P. (2)(5)	181,000	1.8%	181,000	—	—
Needham Emerging Growth Partners, L.P. (2)(6)	468,000	4.6%	468,000	—	—
Needham Growth Fund (2)(6)	468,000	4.6%	468,000	—	—

*
Less than 1%.

(1)
Assumes the sale of all shares of selling shareholders being offered.

(2)
The selling shareholders purchased an aggregate of 1,180,000 shares of our common stock, and five-year warrants to purchase an aggregate additional 200,000 shares of our common stock at $4.50 per share, in a private placement completed on May 22, 2002. Needham Management Partners, L.P. acts as investment adviser for, and has sole voting and investment power with respect to, the shares beneficially owned by Needham Contrarian Fund, L.P., Needham Emerging Growth Partners (Caymans), L.P. and Needham Emerging Growth Partners, L.P. Needham Management Partners, L.P. is an affiliate of Needham & Company, Inc. On July 18, 2002, Needham & Company, Inc. and its affiliates beneficially owned no other shares other than as described in this footnote (2). Needham & Company, Inc. disclaims beneficial ownership of all shares referred to in this footnote (2).

(3)
Includes 4,000 shares that may be acquired upon exercise of warrants.

(4)
Includes 34,000 shares that may be acquired upon exercise of warrants.

(5)
Includes 26,000 shares that may be acquired upon exercise of warrants.

(6)
Includes 68,000 shares that may be acquired upon exercise of warrants.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares being offered from time to time in one or more transactions:

  •
  on the Nasdaq National Market or otherwise;

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

  •
  a combination of such methods of sale.

        The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. However, the selling shareholders have agreed not to engage in any short sale which results in a disposition of any of the shares by the selling shareholder unless the short sale is executed at a price in excess of the then applicable exercise price per share under the warrants purchased by the selling shareholders. The selling shareholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act"), as permitted by that rule.

        The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of one or five business days (depending upon the average daily trading volume and public float value of our common stock) prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. We also have agreed to indemnify the selling shareholders and their affiliates against certain liabilities arising under the Securities Act in connection with the offering of the shares.

        Upon notification to us by a selling shareholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

  •
  the name of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        We have agreed to use our best efforts to keep the registration statement of which this Prospectus is a part effective for the benefit of the selling shareholders for two years after the date of this Prospectus, or if later, two years after the selling shareholders exercise all of their warrants. In any event, we are not required to keep the registration statement effective once all of the shares (including those acquired upon exercise of the warrants) become eligible for resale by persons not affiliated with us pursuant to Rule 144(k) under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or

15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-29758);

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-29758);

  •
  our Current Report on Form 8-K dated May 22, 2002 and filed with the SEC on June 11, 2002 (File No. 000-29758);

  •
  our Current Report on Form 8-K dated June 21, 2002 and filed with the SEC on June 27, 2002 (File No. 000-29758);

  •
  our Current Report on Form 8-K/A dated July 8, 2002 and filed with the SEC on July 9, 2002 (File No. 000-29758); and

  •
  the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 4, 1988 under the Exchange Act, and all amendments and reports filed for the purpose of updating such description.

        You may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Datalink Corporation
8170 Upland Circle
Chanhassen, Minnesota 55317
(952) 944-3462

        You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

LEGAL OPINIONS

        Messerli & Kramer P.A., 150 South Fifth Street, Suite 1800, Minneapolis, Minnesota 55402, will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

        Our financial statements and schedule as of December 31, 2001, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. After reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the year ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

        On June 21, 2002, we dismissed Arthur Andersen LLP, and appointed KPMG LLP, as our independent accountants. During each of our two most recent fiscal years and the subsequent interim period preceding the change of accountants, we had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused it to make reference to the disagreement in connection with its report.

        Our financial statements and schedule as of December 31, 2000, and for the two years in the period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such firm's audit report refers to a change of accounting for revenue recognition based on guidance provided in SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements."

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

SEC registration fee	$468
Nasdaq listing fee	13,800
Legal services and expenses	65,000
Accounting services and expenses	45,000
Printing fees	2,500
Miscellaneous	3,232

TOTAL	$130,000

        Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The selling shareholders will bear fees and disbursements of their own legal counsel and accountants and transfer taxes. The Registrant will bear all other expenses.

Item 15. Indemnification of Directors and Officers.

        Article XIV of our Restated Bylaws provides that we shall indemnify our directors and officers to the full extent required or permitted by Minnesota Statutes or by other provisions of law. Section 302A.521 of the Minnesota Business Corporation Act provides in substance that, unless prohibited or limited by its articles of incorporation or by-laws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his or her official capacity against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are:

(1)
such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses;

(2)
such person acted in good faith;

(3)
no improper personal benefit was obtained by such person and certain statutory conflicts of interest provisions have been satisfied, if applicable;

(4)
in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and

(5)
such person acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

        The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding, or by a court.

        Article IV of our Amended and Restated Articles of Incorporation provides that no director shall be personally liable to the company or our shareholders for monetary damages for breach of fiduciary duty as a director, except:

(1)
for any breach of the director's duty of loyalty to us or our shareholders;

(2)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)
for dividends, stock repurchases, and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws;

(4)
for any transaction from which the director derived an improper personal benefit; or

(5)
for any act or omission occurring prior to the effective date of the provision limiting such liability in our Articles of Incorporation.

        Article IV does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. This Article also does not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities laws.

Item 16. Exhibits.

Exhibit	Description	Method of Filing
3.1	Amended and Restated Articles of Incorporation	1
3.2	Restated Bylaws	1
4.1	Form of common stock certificate	1
10.19	Purchase Agreement dated May 22, 2002 between the Company and Needham Emerging Growth Partners, L.P., Needham Contrarian Fund, L.P., Needham Emerging Growth Partners (Caymans), L.P., Needham Growth Fund and Needham Aggressive Growth Fund (includes form of Warrant)	2
5	Opinion of Messerli & Kramer P.A. as to the legality of the shares being offered	*
23.1	Consent of Messerli & Kramer P.A. (contained in Exhibit 5 to this Registration Statement)	*
23.2	Consent of PricewaterhouseCoopers LLP	*
24	Powers of attorney (included in signatures on page II-4)	*

*
Filed herewith.

(1)
Incorporated by reference to the same exhibit number in the Company's Registration Statement on Form S-1, Reg. No. 333-55935.

(2)
Incorporated by reference to the same exhibit number in the Company's Current Report on Form 8-K dated May 22, 2002.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanhassen, State of Minnesota, on July 22, 2002.

DATALINK CORPORATION
By	/s/ GREG R. MELAND Greg R. Meland President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Greg R. Meland and Daniel J. Kinsella, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 22, 2002.

Signature	Title

/s/ GREG R. MELAND Greg R. Meland	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ DANIEL J. KINSELLA Daniel J. Kinsella	Chief Financial Officer (Principal Financial Officer)
/s/ DENISE M. WESTENFIELD Denise M. Westenfield	Corporate Controller (Principal Accounting Officer)
/s/ PAUL F. LIDSKY Paul F. Lidsky	Director
/s/ MARGARET A. LOFTUS Margaret A. Loftus	Director
/s/ JAMES E. OUSLEY James E. Ousley	Director
/s/ ROBERT M. PRICE Robert M. Price	Director

INDEX TO EXHIBITS

Exhibit	Description	Method of Filing
3.1	Amended and Restated Articles of Incorporation	1
3.2	Restated Bylaws	1
4.1	Form of common stock certificate	1
10.19	Purchase Agreement dated May 22, 2002 between the Company and Needham Emerging Growth Partners, L.P., Needham Contrarian Fund, L.P., Needham Emerging Growth Partners (Caymans), L.P., Needham Growth Fund and Needham Aggressive Growth Fund (includes form of Warrant)	2
5	Opinion of Messerli & Kramer P.A. as to the legality of the shares being offered	*
23.1	Consent of Messerli & Kramer P.A. (contained in Exhibit 5 to this Registration Statement)	*
23.2	Consent of PricewaterhouseCoopers LLP	*
24	Powers of attorney (included in signatures on page II-4)	*

*
Filed herewith.

(1)
Incorporated by reference to the same exhibit number in the Company's Registration Statement on Form S-1, Reg. No. 333-55935.

(2)
Incorporated by reference to the same exhibit number in the Company's Current Report on Form 8-K dated May 22, 2002.

QuickLinks

BUSINESS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
GOODWILL AND INTANGIBLE ASSETS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL OPINIONS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS